Exhibit 10.2

ServiceMaster Global Holdings, Inc.
The ServiceMaster Company
860 Ridge Lake Boulevard
Memphis, Tennessee 38120

December 22, 2011

BAS Capital Funding Corporation
100 N. Tryon
Charlotte, North Carolina 28255
Attention:  George Morgan

Re: Amendment to the Consulting Agreement, dated August 13, 2009

Ladies and Gentlemen:

Reference is hereby made to the Letter Agreement, dated August 13, 2009, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company and BAS Capital Funding Corporation (the “Consulting Agreement”).

1.             Amendments.  The parties hereby agree that the Consulting Agreement is hereby amended, effective as of the date hereof, as follows:

(a)                                  Clause (ii) of the second sentence of paragraph 1 of the Consulting Agreement is hereby replaced in its entirety with the following:

“(ii) $500,000 per year for the calendar years 2010 and 2011, one quarter of which shall be payable quarterly in advance on the first day of each January, April, July and October, beginning on January 1, 2010, and (iii) $250,000 per year thereafter, one quarter of which shall be payable quarterly in advance on the first day of each January, April, July and October, beginning on January 1, 2012.”

(b)                                 The first sentence of paragraph 8 of the Consulting Agreement is hereby replaced in its entirety with the following sentence:

“This agreement shall continue in effect until the earliest of (i) June 30, 2016, (ii) an IPO (as defined in the Stockholders Agreement, dated as of July 24, 2007, among Parent and certain of its stockholders), and (iii) the termination of the CD&R Consulting Agreement, and may be earlier terminated by Consultant on 30 days’ prior written notice to the Company.”

2.             Effect.  Notwithstanding that BAS Capital Funding Corporation no longer (i) holds any stock of ServiceMaster Global Holdings, Inc. and (ii) has the right to appoint a member of the board of directors of ServiceMaster Global Holdings, Inc., except as specifically amended by this letter agreement, the Consulting Agreement shall remain in full force and effect.  This letter agreement shall be construed in connection with and form part of the Consulting Agreement, as applicable, and any reference to the Consulting Agreement shall be deemed to be a reference to the Consulting Agreement as amended by this letter agreement.

3.             Governing Law.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

4.             Counterparts; Facsimile Signatures.  This letter agreement may be executed in any number of counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

THE SERVICEMASTER COMPANY

By:	/s/ Mark W. Peterson
Name:	Mark W. Peterson
Title:	Senior Vice President & Treasurer

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Roger A. Cregg
Name:	Roger A. Cregg
Title:	Vice President & Chief Financial Officer

Agreed to and accepted as of the date first
above written:

BAS CAPITAL FUNDING CORPORATION

By:	/s/ Jeffrey M. Atkins
Name:	Jeffrey M. Atkins
Title:	Managing Director